UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 19, 2006

RENAISSANCE LEARNING, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-22187	39-1559474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Peach Street P.O. Box 8036 Wisconsin Rapids, Wisconsin (Address of principal executive offices)	54495-8036 (Zip code)

                    (715) 424-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On July 19, 2006, the Board of Directors of Renaissance Learning, Inc., a Wisconsin corporation (the “Company”), approved bonuses under the Company’s Incentive Bonus Plan (the “Bonus Plan”) for Steven A. Schmidt, President and Chief Operating Officer, and Mary T. Minch, Vice President-Finance, Chief Financial Officer and Secretary.  Under the Bonus Plan, Mr. Schmidt and Ms. Minch are eligible for a bonus up to a maximum of 100% and 60%, respectively, of their base salaries if Company growth goals are achieved.  The measurement period for calculating the bonuses payable to Mr. Schmidt and Ms. Minch under the Bonus Plan is the period beginning July 1, 2006 and ending June 30, 2007.  The bonuses will be awarded as of June 30, 2007, for the 12-month period then ended, assuming Company growth goals are met.  The Company’s growth level will be calculated by averaging the percentage change in revenue and operating profit over the measurement period as compared with the results for the preceding period.  In addition, the Board of Directors approved a 3% increase in the base salary of Ms. Minch effective July 3, 2006.

The Board of Directors has also approved restricted stock grants effective as of July 21, 2006 under the Company’s 1997 Stock Incentive Plan to Mr. Schmidt and Ms. Minch of 4,241 shares and 4,618 shares, respectively.  These awards are subject to vesting in four annual installments beginning on the first anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 24, 2006

RENAISSANCE LEARNING, INC.

By:  /s/ Mary T. Minch

Mary T. Minch

Vice President-Finance, Chief Financial Officer and Secretary

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